Exhibit 99.1

LifeWallet Announces Amendments Extending Certain Agreements and Other Events

CORAL GABLES, FLORIDA —April 17, 2023— MSP Recovery, Inc. d/b/a LifeWallet (NASDAQ: LIFW) (“LifeWallet” or “LIFW” or the “Company”), today announced it successfully renegotiated two material obligations. The Company has extended its payment obligations to Virage Recovery Master LP, an entity managed by Virage Capital Management LP (“Virage”) and Nomura Securities International, Inc. (“Nomura”). The new agreements with Virage and Nomura extend the payment dates for each to September 30, 2024.

“Virage Capital Management LP continues to support LifeWallet’s vision, business plan, and execution,” said Edward Ondarza, Founder and Managing Director of Virage. “Virage fully understands litigation may be delayed and is confident in LifeWallet’s ongoing recovery efforts.”

“For more than six years, Virage has been instrumental in helping build the scope and magnitude of our business model, and LifeWallet is thankful for their top-notch investors,” said John H. Ruiz, Founder and CEO of LifeWallet. “The amended agreement LifeWallet announced today is the latest example of Virage’s confidence in LifeWallet’s hard work and progress in disrupting the antiquated healthcare reimbursement system with data-driven solutions.”

“The Company is also pleased to announce that it has restructured its agreements with our partners at Nomura,” said Mr. Ruiz.

Annual Report on Form 10-K

On March 31, 2023, the Company filed a Form 12b-25, Notice of Late Filing with respect to its Annual Report on Form 10-K for the year ended December 31, 2022 (the “Form 10-K”). The Company noted that it had determined that it would be unable to file the Form 10-K with the Securities and Exchange Commission (the “SEC”) within the prescribed time period without unreasonable effort or expense. While the Company continues to work diligently to file its Form 10-K as soon as possible, on April 16, 2023, the Company determined that it would not be able to file within the additional time afforded by the filing of the Form 12b-25, and, therefore, it will not file the Form 10-K by April 17, 2023.

As disclosed in the Company’s Current Report on Form 8-K filed on April 14, 2023, the Company has determined to restate its financial statements for the periods ended June 30, 2022 and September 30, 2022. The Company is not restating its audited financial statements for previous years. The restatement relates to the reassessment of complex accounting matters. The restatement is based on non-cash adjustments and does not change the Company’s strategy. The restatement will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

On April 16, 2023, the board of directors of the Company established a special committee to review the totality of the circumstances surrounding open items as it pertains to the Company’s filing of its annual report on Form 10-K for the year ended December 31, 2022, and address any related issues.

As the Company has previously disclosed, it is an emerging growth company, and one of the key areas of development has been investment in its financial and reporting teams and controls. The Company has made significant progress related to the development of internal controls and has expanded its financial and reporting team with members that have public company reporting experience.

About LifeWallet

Founded in 2014 as MSP Recovery, LifeWallet has become a Medicare, Medicaid, commercial, and secondary payer reimbursement recovery leader, disrupting the antiquated healthcare reimbursement system with data-driven solutions to secure recoveries from responsible parties. LifeWallet provides comprehensive solutions for multiple industries including healthcare, legal, education, and sports NIL, while innovating technologies to help save lives. For more information, visit: investor.lifewallet.com.

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